EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
February 27, 2018	fcooper@tollbrothers.com

TOLL BROTHERS REPORTS FY 2018 1ST QTR RESULTS

HORSHAM, PA, February 27, 2018 -- Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced financial results for its first quarter ended January 31, 2018.

FY 2018’s First Quarter Financial Highlights (Compared to FY 2017’s First Quarter):

•	Net income was $132.1 million, or $0.83 per share diluted, compared to net income of $70.4 million, or $0.42 per share diluted in FY 2017’s first quarter.

•	Pre-tax income was $131.6 million, compared to $109.8 million

•	Revenues were $1.18 billion - up 28%; home building deliveries were 1,423 units - up 20%

•	Net signed contract value was $1.69 billion - up 36%; contract units were 1,822 - up 20%

•	Backlog value at first-quarter end rose to $5.58 billion - up 28%; units totaled 6,250 - up 21%

•	Gross margin, as a percentage of revenues, was 20.5%

•	Adjusted Gross Margin, which excludes interest and inventory write-downs (“Adjusted Gross Margin”), was 23.7%

•	SG&A, as a percentage of revenues, was 13.4%

•	Income from operations was 7.1% of revenues

•	Other income and Income from unconsolidated entities was $47.9 million

•
As a result of the Tax Cuts and Jobs Act enacted in December 2017, FY 2018’s first-quarter net income was favorably impacted by a $31.2 million tax benefit associated with the revaluation of the Company’s net deferred tax liability

In Addition:

•	The Company repurchased approximately 4.4 million shares of its common stock at an average price of $47.43 per share for a total purchase price of approximately $210.0 million in its first quarter

•
The Company has repurchased an additional approximately 1.4 million shares at an average price of $46.07 per share for a total purchase price of approximately $65.3 million in the second quarter to date

FY 2018 Financial Guidance (Subject to the Forward-Looking Statement Below):

•
Full FY 2018 deliveries of between 7,800 and 8,600 units with an average price of between $820,000 and $860,000; second-quarter deliveries of between 1,825 and 1,925 units with an average price of between $825,000 and $850,000

•	FY Adjusted Gross Margin of between 23.75% and 24.25% of revenues; second-quarter Adjusted Gross Margin of 22.8%

•	FY SG&A, as a percentage of FY revenues, of approximately 10.0%; second-quarter SG&A, as a percentage of second quarter revenues, of approximately 10.6%

•	FY Other income and Income from unconsolidated entities of between $130 million and $170 million, with approximately $15 million in the second quarter

•	FY tax rate of between 23% and 25%; second quarter tax rate of approximately 27.5%

Douglas C. Yearley, Jr., Toll Brothers’ chief executive officer, stated: “We are very pleased with our first quarter results across all metrics as our revenues, contracts, backlog, earnings and profit margin met or exceeded our expectations.

“Demand remained very strong this quarter. The California and Western regions led the way with 93% and 36% growth, respectively, in the value of contracts signed compared to one year ago. The South was up 17% and the North was up 15%. Only in the Mid-Atlantic did we see a decline. City Living, which is primarily in metro New York City, saw growth, with the value of contracts in our wholly-owned projects up 25% and the value of contracts in our City Living joint ventured projects up as well.

“We saw a significant acceleration in contracts per community this quarter compared to one year ago - an annualized pace of 24 sales per community up from 19 in last year’s first quarter. Even so, we have yet to reach historical norms of annualized sales paces in the high 20’s.

“As previously guided, we had an expected dip in community count in the first quarter, which will continue in the second quarter. This should reverse itself in the back half of the fiscal year, which should translate to community count growth at the end of FY 2018, compared to FYE 2017.

“Based on our great brand, strong first-quarter backlog, healthy demand and our well-located land positions for future expansion, we believe FY 2018 will be another year of growth for Toll Brothers.

“The quality of our homes and our brand were recently recognized by a number of business and industry leaders. In January, we were named by Fortune Magazine as World’s Most Admired Home Building Company for the fourth consecutive year. Toll Brothers homes, communities, design studios, and teams across the country were also recently recognized with 40 national awards by the National Association of Home Builders, Pacific Coast Builders Conference and others. This includes our Sullivan model at Adero Canyon in Arizona, which was named National Home of the Year at the PCBC Gold Nugget Awards. These honors reflect the tremendous effort and commitment to excellence of the entire Toll Brothers team, and our focus on providing our home buyers and renters with the highest levels of quality, value and service. We salute them and thank them for their amazing hard work.”

Martin P. Connor, Toll Brothers’ chief financial officer, stated: “Tax reform had a positive impact on our first quarter results as the revaluation of our net deferred tax liability resulted in a $31.2 million one-time benefit. Including this benefit, we project our full fiscal year 2018 effective tax rate will drop to between 23% and 25%, from the estimate of 37% before tax reform. This lowered tax expense, coupled with continued strong operations, will contribute to an approximately 300 basis point improvement in our return on equity for FY 2018. And for the longer term, we project our effective annual tax rate to be approximately 26% to 27% for FY 2019 and beyond.

“We are monetizing some of the value we have created in our rental business as we generate profits by periodically refinancing or selectively selling assets once they have achieved stabilized occupancy. This first quarter, we completed the sale of our 1,500-bed student housing property within a joint venture at the University of Maryland, which generated a $30 million gain for Toll Brothers. As our pipeline of stabilized projects grows, we expect to continue to generate additional earnings from our Toll Brothers Apartment Living assets.”

Robert I. Toll, executive chairman, stated: “The new home industry appears to be building momentum with the national home ownership rate rising over the past year. Wages are increasing, home equity is building, consumer confidence is strong, the economy is improving and demand for housing is accelerating. Meanwhile, the supply of new homes is in short supply as production lags demand in many markets. These trends indicate a positive landscape for the new home market, and particularly for Toll Brothers, in the coming years.”

Toll Brothers’ financial highlights for the FY 2018 first quarter ended January 31, 2018 (unaudited):

•
FY 2018’s first-quarter net income of $132.1 million, or $0.83 per share diluted, increased 88% and 98%, respectively, compared to FY 2017’s first-quarter net income of $70.4 million, or $0.42 per share diluted.

•	FY 2018’s tax expense was favorably impacted by a $31.2 million benefit associated with the revaluation of the net deferred tax liability under the tax reform’s lower tax rate.

•
FY 2018’s first-quarter pre-tax income of $131.6 million increased 20% compared to FY 2017’s first-quarter pre-tax income of $109.8 million. FY 2018’s first-quarter results included pre-tax inventory write-downs totaling $3.9 million ($3.8 million attributable to operating communities and $0.1 million attributable to future communities). FY 2017’s first-quarter results included pre-tax inventory write-downs of $4.7 million ($4.0 million attributable to operating communities and $0.7 million attributable to future communities).

•
FY 2018’s first-quarter total revenues of $1.18 billion and 1,423 units increased 28% in dollars and 20% in units, compared to FY 2017’s first-quarter total revenues of $920.7 million and 1,190 units. The average price of homes delivered increased to $826,000, due to changes in product mix, compared to $773,700 in FY 2017’s first quarter.

•
The Company’s FY 2018 first-quarter net signed contracts of $1.69 billion and 1,822 units, increased 36% in dollars and 20% in units, compared to FY 2017’s first-quarter net signed contracts of $1.24 billion and 1,522 units. The average price of net signed contracts was $927,800, compared to $816,700 in FY 2017’s first quarter, driven by strong contract results in California.

•
On a per-community basis, FY 2018’s first-quarter net signed contracts were 5.97 units per community, compared to first-quarter totals of 4.73 in FY 2017, 4.34 in FY 2016, 4.09 in FY 2015, and 3.95 in FY 2014.

•
In FY 2018, first-quarter-end backlog of $5.58 billion and 6,250 units increased 28% in dollars and 21% in units, compared to FY 2017’s first-quarter-end backlog of $4.35 billion and 5,145 units. The average price of homes in backlog was $892,200, compared to $844,500 at FY 2017’s first-quarter end.

•
FY 2018’s first-quarter gross margin, as a percentage of revenues, was 20.5%, compared to 20.4% in FY 2017’s first quarter. FY 2018’s first-quarter Adjusted Gross Margin was 23.7%, compared to 23.9% in FY 2017’s first quarter.

•	Interest included in cost of sales was 2.9% of revenue in FY 2018’s first quarter, compared to 3.0% in FY 2017’s first quarter.

•	SG&A, as a percentage of revenues, was 13.4%, compared to 14.9% in FY 2017’s first quarter.

•	Income from operations of $83.7 million represented 7.1% of revenues in FY 2018’s first quarter, compared to $50.6 million and 5.5% of revenues in FY 2017’s first quarter.

•	Other income and Income from unconsolidated entities in FY 2018’s first quarter totaled $47.9 million, compared to $59.1 million in FY 2017’s same quarter.

•
FY 2018’s first-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 5.3%, compared to 5.8%, in FY 2017’s first quarter. As a percentage of beginning-quarter backlog, FY 2018’s first-quarter cancellation rate was 1.7%, compared to 2.0% in FY 2017’s first quarter.

•
The Company ended its FY 2018 first quarter with $508.3 million in cash, compared to $712.8 million in cash at FYE 2017, and $373.5 million in cash at FY 2017’s first-quarter end. At FY 2018’s first-quarter end, the Company also had $1.15 billion available under its $1.295 billion, 20-bank credit facility, which matures in May 2021.

•
During the first quarter of FY 2018, the Company has repurchased approximately 4.4 million shares of its common stock at an average price of $47.43, for a total purchase price of $210.0 million. Since the start of the second quarter of FY 2018, the Company repurchased approximately 1.4 million shares of its common stock at an average price of $46.07, for a total purchase price of $65.3 million.

•	In January, the Company issued $400 million of 4.35% Senior Notes due 2028. This was the lowest interest rate the Company has paid on a 10-year bond.

•	The Company’s Stockholders’ Equity at FY 2018’s first-quarter end was $4.46 billion, compared to $4.32 billion at FY 2017’s first-quarter end.

•
The Company ended its FY 2018 first quarter with a debt-to-capital ratio of 44.2%, compared to 41.5% at FYE 2017 and 45.7% at FY 2017’s first-quarter end. The Company ended FY 2018’s first quarter with a net debt-to-capital ratio(1) of 40.1%, compared to 34.5% at FYE 2017, and 42.6% at FY 2017’s first-quarter end.

•
The Company ended FY 2018’s first quarter with approximately 49,500 lots owned and optioned, compared to 48,300 one quarter earlier, and 47,800 one year earlier. Approximately 32,100 of these 49,500 lots were owned, of which approximately 17,600 lots, including those in backlog, were substantially improved.

•	In the first quarter of FY 2018, the Company purchased 2,109 lots for $326.6 million.

•	The Company ended FY 2018’s first quarter with 295 selling communities, compared to 305 at FYE 2017 and 321 at FY 2017’s first-quarter end.

•
Based on FY 2018’s first-quarter-end backlog and the pace of activity at its communities, the Company now estimates it will deliver between 7,800 and 8,600 homes in FY 2018, compared to previous guidance of 7,700 and 8,700 units. It now believes the average delivered price for FY 2018 will be between $820,000 and $860,000 per home. This translates to projected revenues of between $6.40 billion and $7.40 billion in FY 2018, compared to $5.82 billion in FY 2017.

•	The Company expects its FY 2018 tax rate to be between 23% and 25%.

•
The Company reaffirms its previous guidance for full FY 2018 Adjusted Gross Margin of between 23.75% and 24.25%, SG&A as a percentage of revenues of approximately 10.0% and Other income and Income from unconsolidated entities of between $130 million and $170 million.

•	The Company expects FY 2018 second-quarter deliveries of between 1,825 and 1,925 units with an average price of between $825,000 and $850,000.

•	The Company expects its second-quarter FY 2018 Adjusted Gross Margin to be approximately 22.8% of revenues.

•	FY 2018 second-quarter SG&A is expected to be approximately 10.6% of second quarter revenues.

•	The Company’s second-quarter FY 2018 Other income and Income from unconsolidated entities is expected to be approximately $15 million.

•	The FY 2018 second quarter effective tax rate is expected to be approximately 27.5%.

(1)	See “Reconciliation of Non-GAAP Measures” below for more information on the calculation of the Company’s net debt-to-capital ratio.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by CEO Douglas C. Yearley, Jr. at 11:00 a.m. (EST) today, February 27, 2018, to discuss these results and its outlook for FY 2018. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select "Conference Calls.” Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.

The call can be heard live with an online replay which will follow. MP3 format replays will be available after the conference call via the "Conference Calls" section of the Investor Relations portion of the Toll Brothers website.

Toll Brothers, Inc., A FORTUNE 500 Company, is the nation's leading builder of luxury homes. The Company began business fifty years ago in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL.” The Company serves move-up, empty-nester, active-adult, and second-home buyers, as well as urban and suburban renters. It operates in 20 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Idaho, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Texas, Virginia, and Washington, as well as in the District of Columbia.

Toll Brothers builds an array of luxury residential single-family detached, attached home, master planned resort-style golf, and urban low-, mid-, and high-rise communities, principally on land it develops and improves. The Company acquires and develops rental apartment and commercial properties through Toll Brothers Apartment Living, Toll Brothers Campus Living, and the affiliated Toll Brothers Realty Trust, and develops urban low-, mid-, and high-rise for-sale condominiums through Toll Brothers City Living. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, and landscape subsidiaries. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. Through its Gibraltar Capital and Asset Management joint venture, the Company provides builders and developers with land banking and joint venture capital.

In 2018, Toll Brothers was named World’s Most Admired Home Building Company in Fortune magazine’s survey of the World’s Most Admired Companies, the fourth year in a row it has been so honored. Toll Brothers was named 2014 Builder of the Year by Builder magazine, and is honored to have been awarded Builder of the Year in 2012 by Professional Builder magazine, making it the first two-time recipient. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.

Toll Brothers discloses information about its business and financial performance and other matters, and provides links to its securities filings, notices of investor events, and earnings and other news releases, on the Investor Relations section of its website website (tollbrothers.com/investor-relations).

Forward-Looking Statements
Information presented herein for the first quarter ended January 31, 2018 is subject to finalization of the Company's regulatory filings, related financial and accounting reporting procedures and external auditor procedures.

This report contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. One can identify these statements by the fact that they do not relate to matters of a strictly historical or factual nature and generally discuss or relate to future events. These statements contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “can,” “could,” “might,” “should” and other words or phrases of similar meaning. Such statements may include, but are not limited to, information related to the anticipated closing of the offering of the Notes; anticipated operating results; home deliveries; financial resources and condition; changes in revenues; changes in profitability; changes in margins; changes in accounting treatment; cost of revenues; selling, general and administrative expenses; interest expense; inventory write-downs; home warranty and construction defect claims; unrecognized tax benefits; anticipated tax refunds; sales paces and prices; effects of home buyer cancellations; growth and expansion; joint ventures in which we are involved; anticipated results from our investments in unconsolidated entities; the ability to acquire land and pursue real estate opportunities; the ability to gain approvals and open new communities; the ability to sell homes and properties; the ability to deliver homes from backlog; the ability to secure materials and subcontractors; the ability to produce the liquidity and capital necessary to expand and take advantage of opportunities; and legal proceedings, investigations and claims.

Any or all of the forward-looking statements included in this report are not guarantees of future performance and may turn out to be inaccurate. Consequently, actual results may differ materially from those that might be anticipated from our forward-looking statements. Therefore, we caution you not to place undue reliance on our forward-looking statements.

The factors that could cause actual results to differ from those expressed or implied by our forward-looking statements include, among others: demand fluctuations in the housing industry; adverse changes in economic conditions in markets where we conduct our operations and where prospective purchasers of our homes live; increases in cancellations of existing agreements of sale; the competitive environment in which we operate; changes in interest rates or our credit ratings; the availability of capital; uncertainties in the capital and securities markets; the ability of customers to obtain financing for the purchase of homes; the availability and cost of land for future growth; the ability of the participants in various joint ventures to honor their commitments; effects of governmental legislation and regulation; effects of increased taxes or governmental fees; weather conditions; the availability and cost of labor and building and construction materials; the cost of raw materials; the outcome of various product liability claims, litigation and warranty claims; the effect of the loss of key management personnel; changes in tax laws and their interpretation; construction delays; and the seasonal nature of our business. For a more detailed discussion of these factors, see the risk factors in the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K filed with the SEC.

From time to time, forward-looking statements also are included in our periodic reports on Forms 10-K, 10-Q and 8-K, in press releases, in presentations, on our website and in other materials released to the public.

Any or all of the forward-looking statements included in our reports or public statements made by us are not guarantees of future performance and may turn out to be inaccurate. This can occur as a result of incorrect assumptions or as a consequence of known or unknown risks and uncertainties. Many factors mentioned in our reports or public statements made by us, such as market conditions, government regulation, and the competitive environment, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from our forward-looking statements.

This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all of our forward-looking statements are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

Forward-looking statements speak only as of the date they are made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	January 31, 2018	October 31, 2017
	(Unaudited)
ASSETS
Cash and cash equivalents	$508,277	$712,829
Restricted cash and investments	2,459	2,482
Inventory	7,713,796	7,281,453
Property, construction and office equipment, net	186,159	189,547
Receivables, prepaid expenses and other assets	559,990	542,217
Mortgage loans held for sale	70,488	132,922
Customer deposits held in escrow	119,418	102,017
Investments in unconsolidated entities	449,748	481,758
Deferred tax assets, net of valuation allowances	7,564
	$9,617,899	$9,445,225

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$631,791	$637,416
Senior notes	2,859,689	2,462,463
Mortgage company loan facility	38,344	120,145
Customer deposits	421,565	396,026
Accounts payable	287,392	275,223
Accrued expenses	914,228	959,353
Income taxes payable		57,509
Total liabilities	5,153,009	4,908,135

Equity:
Stockholders’ Equity
Common stock	1,779	1,779
Additional paid-in capital	709,800	720,115
Retained earnings	4,595,233	4,474,064
Treasury stock, at cost	(845,668)	(662,854)
Accumulated other comprehensive loss	(2,150)	(1,910)
Total stockholders' equity	4,458,994	4,531,194
Noncontrolling interest	5,896	5,896
Total equity	4,464,890	4,537,090
	$9,617,899	$9,445,225

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended January 31,
	2018		2017
	$	%	$	%
Revenues	$1,175,468		$920,730
Cost of revenues	934,480	79.5%	733,002	79.6%
Gross margin	240,988	20.5%	187,728	20.4%

Selling, general and administrative expenses	157,267	13.4%	137,095	14.9%
Income from operations	83,721	7.1%	50,633	5.5%

Other:
Income from unconsolidated entities	38,880		46,445
Other income - net	8,997		12,703
Income before income taxes	131,598		109,781
Income tax (benefit)/provision	(509)		39,365
Net income	$132,107		$70,416
Per share:
Basic earnings	$0.85		$0.43
Diluted earnings	$0.83		$0.42
Cash dividend declared	$0.08
Weighted-average number of shares:
Basic	155,882		162,588
Diluted	158,897		170,417

Effective tax rate	(0.4)%		35.9%

TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Three Months Ended January 31,
	2018	2017
Impairment charges recognized:
Cost of sales - land owned/controlled for future communities	$117	$661
Cost of sales - operating communities	3,736	4,000
	$3,853	$4,661

Depreciation and amortization	$6,171	$6,034
Interest incurred	$38,687	$41,774
Interest expense:
Charged to cost of sales	$33,885	$27,928
Charged to other income - net	716	42
	$34,601	$27,970

Home sites controlled:
Owned	32,127	33,775
Optioned	17,420	14,005
	49,547	47,780

Inventory at January 31, 2018 and October 31, 2017 consisted of the following (amounts in thousands):

	January 31, 2018	October 31, 2017
Land and land development costs	$1,860,829	$1,861,820
Construction in progress	5,090,619	4,720,926
Sample homes	545,276	506,557
Land deposits and costs of future development	191,262	167,445
Other	25,810	24,705
	$7,713,796	$7,281,453

Toll Brothers operates in two segments: Traditional Home Building and Urban Infill ("City Living"). Within Traditional Home Building, Toll operates in five geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York

Mid-Atlantic:	Delaware, Maryland, Pennsylvania and Virginia

South:	Florida, North Carolina and Texas

West:	Arizona, Colorado, Idaho, Nevada, and Washington

California:	California

	Three Months Ended January 31,
	Units		$ (Millions)		Average Price Per Unit $
	2018	2017	2018	2017	2018	2017
HOME BUILDING REVENUES
North	209	209	$134.3	$145.6	$642,500	$696,800
Mid-Atlantic	332	297	207.0	184.1	623,400	619,700
South	221	190	171.5	142.2	776,000	748,400
West	412	335	258.0	211.1	626,300	630,200
California	185	155	287.1	219.8	1,551,900	1,417,900
Traditional Home Building	1,359	1,186	1,057.9	902.8	778,400	761,200
City Living	64	4	117.6	17.9	1,837,500	4,484,100
Total consolidated	1,423	1,190	$1,175.5	$920.7	$826,000	$773,700

CONTRACTS
North	271	276	$197.5	$171.7	$728,700	$622,300
Mid-Atlantic	324	380	212.2	236.6	654,900	622,600
South	303	266	239.0	204.0	788,900	766,800
West	489	352	333.9	246.2	682,900	699,400
California	388	226	646.0	335.2	1,664,800	1,483,100
Traditional Home Building	1,775	1,500	1,628.6	1,193.7	917,500	795,800
City Living	47	22	61.8	49.3	1,316,000	2,243,100
Total consolidated	1,822	1,522	$1,690.4	$1,243.0	$927,800	$816,700

BACKLOG
North	1,279	1,044	$879.3	$718.8	$687,500	$688,600
Mid-Atlantic	1,135	1,069	746.8	662.5	658,000	619,800
South	1,137	1,036	883.5	798.2	777,000	770,400
West	1,474	1,165	1,047.8	840.4	710,900	721,400
California	1,090	604	1,854.0	983.1	1,700,900	1,627,600
Traditional Home Building	6,115	4,918	5,411.4	4,003.0	884,900	814,000
City Living	135	227	165.1	342.1	1,222,600	1,507,000
Total consolidated	6,250	5,145	$5,576.5	$4,345.1	$892,200	$844,500

Unconsolidated entities:

Information related to revenues and contracts of entities in which we have an interest for the three-month periods ended January 31, 2018 and 2017, and for backlog at January 31, 2018 and 2017 is as follows:

	Units		$ (Millions)		Average Price Per Unit $
	2018	2017	2018	2017	2018	2017
Three months ended January 31,
Revenues	28	87	$32.6	$217.4	$1,162,700	$2,498,700
Contracts	74	28	$122.1	$43.5	$1,650,100	$1,552,000

Backlog at January 31,	162	125	$257.0	$297.6	$1,586,400	$2,380,400

RECONCILIATION OF NON-GAAP MEASURES
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s Adjusted Gross Margin and the Company’s net debt-to-capital ratio.
These two measures are non-GAAP financial measures which are not calculated in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures should not be considered a substitute for, or superior to, the comparable GAAP financial measures, and may be different from non-GAAP measures used by other companies in the homebuilding business.
The Company’s management considers these non-GAAP financial measures as we make operating and strategic decisions and evaluate our performance, including against other homebuilders that may use similar non-GAAP financial measures. The Company’s management believes these non-GAAP financial measures are useful to investors in understanding our operations and leverage and may be helpful in comparing the Company to other homebuilders to the extent they provide similar information.
Adjusted Gross Margin
The following table reconciles the Company’s gross margin as a percentage of revenues (calculated in accordance with GAAP) to the Company’s Adjusted Gross Margin (a non-GAAP financial measure). Adjusted Gross Margin is calculated as (i) gross margin plus interest recognized in cost of sales plus inventory write-downs divided by (ii) revenues.
Adjusted Gross Margin Reconciliation
(Amounts in thousands, except percentages)

		Three Months Ended January 31,
		2018	2017
	Revenues	$1,175,468	$920,730
	Cost of revenues	934,480	733,002
	Gross margin	240,988	187,728
Add:	Interest recognized in cost of sales	33,885	27,928
	Inventory write-downs	3,853	4,661
	Adjusted gross margin	$278,726	$220,317

	Gross margin as a percentage of revenues	20.5%	20.4%

	Adjusted Gross Margin	23.7%	23.9%

The Company’s management believes Adjusted Gross Margin is a useful financial measure to investors because it allows them to evaluate the performance of our homebuilding operations without the often varying effects of capitalized interest costs and inventory impairments. The use of Adjusted Gross Margin also assists the Company’s management in assessing the profitability of our homebuilding operations and making strategic decisions regarding community location and product mix.

Forward-looking Adjusted Gross Margin
The Company has not provided projected second quarter and full year fiscal 2018 gross margin or a GAAP reconciliation for forward-looking Adjusted Gross Margin because such measure cannot be provided without unreasonable efforts on a forward-looking basis, since inventory write-downs are based on future activity and observation and therefore cannot be projected for the second quarter or the full fiscal year. The variability of these charges may have a potentially unpredictable, and potentially significant, impact on our second quarter and full year fiscal 2018 gross margin.

Net Debt-to-Capital Ratio
The following table reconciles the Company’s ratio of debt to capital (calculated in accordance with GAAP) to the Company’s net debt-to-capital ratio (a non-GAAP financial measure). The net debt-to-capital ratio is calculated as (i) total debt minus mortgage warehouse loans minus cash and cash equivalents divided by (ii) total debt minus mortgage warehouse loans minus cash and cash equivalents plus stockholders’ equity.

Net Debt-to-Capital Ratio Reconciliation
(Amounts in thousands, except percentages)

		January 31, 2018	January 31, 2017	October 31, 2017
	Loans payable	$631,791	$879,894	$637,416
	Senior notes	2,859,689	2,695,524	2,462,463
	Mortgage company loan facility	38,344	57,040	120,145
	Total debt	3,529,824	3,632,458	3,220,024
	Total stockholders' equity	4,458,994	4,315,114	4,531,194
	Total capital	$7,988,818	$7,947,572	$7,751,218
	Ratio of debt-to-capital	44.2%	45.7%	41.5%

	Total debt	$3,529,824	$3,632,458	$3,220,024
Less:	Mortgage company loan facility	(38,344)	(57,040)	(120,145)
	Cash and cash equivalents	(508,277)	(373,469)	(712,829)
	Total net debt	2,983,203	3,201,949	2,387,050
	Total stockholders' equity	4,458,994	4,315,114	4,531,194
	Total net capital	$7,442,197	$7,517,063	$6,918,244
	Net debt-to-capital ratio	40.1%	42.6%	34.5%

The Company’s management uses the net debt-to-capital ratio as an indicator of its overall leverage and believes it is a useful financial measure to investors in understanding the leverage employed in the Company’s operations.
###